Lichter, Yu and Associates, Inc.

Certified Public Accountants

21031 Ventura Blvd., suite 316

Woodland Hills, California 91364

Tel (818)789-0265 Fax (818) 789-3949

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of DSG Global, Inc. and Subsidiary of our report dated April 28, 2017 relating to the financial statements of DSG Global, Inc. and its subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Lichter, Yu and Associates
Woodland Hills, CA
October 5, 2017